Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The U.S. Offer (as defined below) is being made only by the offer to purchase dated December 30, 2016 (the “U.S. Offer to Purchase”), the related Form of Acceptance and Letter of Transmittal and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would be unlawful.

Notice of U.S. Offer to Purchase for Cash
up to 194,651,345 outstanding Class B Shares
(including Class B Shares represented by American Depositary Shares, each American Depositary Share representing rights to five Class B Shares)
of
TRANSPORTADORA DE GAS DEL SUR S.A.
at
Ps. 18.39 per Class B Share (payable in U.S. dollars) (ISIN ARP9308R1039)
and
Ps. 91.95 per American Depositary Share (payable in U.S. dollars) (CUSIP 893870204)
by
GRUPO INVERSOR PETROQUÍMICA S.L.,
WST S.A.
and
PCT LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON JANUARY 31, 2017 (THE “EXPIRATION DATE”), AS MAY BE EXTENDED.

Grupo Inversor Petroquímica S.L. (“GIP”), a limited company organized under the laws of Spain, WST S.A. (“WST”), a corporation organized under the laws of Argentina and PCT LLC (“PCT”), a limited liability company organized under the laws of the State of Delaware, United States of America (collectively, the “Offerors” ), are offering to purchase up to a total of 194,651,345 outstanding Class B shares of common stock, one peso (Ps. 1.00) nominal amount each per share (the “Class B Shares”) held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing rights to five (5) Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), which represent twenty-four and one-half percent (24.5%) of the capital stock of Transportadora de Gas del Sur S.A., a corporation organized under the laws of Argentina (“TGS”), other than those held by the Offerors or their affiliates, in cash at a price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars), in each case based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined in the U.S. Offer to Purchase) prior to the Expiration Date, as may be extended (for reference, equivalent to approximately U.S.$ 1.17 per Class B Share and U.S.$ 5.84 per ADS based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016 (with one (1) ADS representing five (5) Class B Shares)) (the “Offer Price”), in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). U.S. holders tendering their Class B Shares and U.S. holders or non-U.S. holders tendering ADSs in the U.S. Offer will receive payment in U.S. dollars. U.S. holders can tender either Class B Shares or ADSs in the U.S. Offer and non-U.S. holders can only tender ADSs in the U.S. Offer. The U.S. Offer is being made in conjunction with an offer by the Offerors in Argentina for up to a total of 194,651,345 outstanding Class B Shares (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS. The offer price in the Argentine Offer is Ps. 18.39 per Class B Share, payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, may be subject to proration as described in “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date” in the U.S. Offer to Purchase. Non-U.S.

holders will not be permitted to tender their Class B Shares (including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer.

On July 27, 2016, the Offerors collectively acquired shares and rights giving them indirect control of fifty percent (50%) of the outstanding capital stock of Compañía de Inversiones de Energía S.A. (“CIESA”), which holds fifty-one percent (51%) of the capital stock of TGS (the “CIESA Acquisition”). Pursuant to Argentine law, as a result of the CIESA Acquisition, the Offerors are obligated to make an offer in Argentina to purchase up to a total of 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in the Offers, which represent up to a total of twenty-four and one-half percent (24.5%) of the capital stock of TGS which would enable them to hold directly and indirectly an aggregate of up to fifty percent (50%) of the capital stock of TGS. In connection with the mandatory Argentine Offer, the Offerors are required to comply with Regulation 14D and Regulation 14E of the Exchange Act and are doing so by making the U.S. Offer, and the U.S. Offer is not being made for the purpose of acquiring or influencing control of the business of TGS. The CIESA Acquisition is more fully described in the U.S. Offer to Purchase.

Subject to the terms described in the U.S. Offer to Purchase, unless the U.S. Offer is extended, to tender Class B Shares and/or ADSs in the U.S. Offer, a holder must tender its Class B Shares or ADSs no later than the Expiration Time on the Expiration Date. The Offerors will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date. The Offerors expect to extend the U.S. Offer such that the Expiration Date of the U.S. Offer is the expiration date of the Additional Offer Period (as defined in the U.S. Offer to Purchase) of the Argentine Offer.

The Offerors will pay for Class B Shares and ADSs accepted by the Offerors pursuant to the U.S. Offer in accordance with Argentine law and practice, which is expected to be five (5) business days after the date the Offerors give written notice to the U.S. Receiving Agent of acceptance for payment of such Class B Shares and ADSs (such date of notice, the “Acceptance Date” and such date of payment, the “Payment Date”). Payment for Class B Shares will be made by deposit of the Offer Price in U.S. dollars with Computershare Trust Company, N.A., the receiving agent in the United States for purposes of the U.S. Offer (the “U.S. Receiving Agent”) and subsequent payment to holders tendering Class B Shares in the U.S. Offer through the U.S. Receiving Agent by a check to be mailed to the address indicated by the tendering holders in the Form of Acceptance. Payment for ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent and subsequent payment to holders tendering ADSs in the U.S. Offer through the U.S. Receiving Agent by a check to be mailed to the address indicated by the tendering holders in the Letter of Transmittal. The Offerors do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities other than pursuant to the Offers.

There will be no guaranteed delivery process available to tender Class B Shares or ADSs. Under no circumstances will interest be paid on the Offer Price for the tendered Class B Shares and/or ADSs whether or not the Expiration Date is extended.

To the extent permitted by applicable Argentine and U.S. securities laws, the Argentine National Securities Commission (the “CNV”), the U.S. Securities and Exchange Commission (the “SEC”) and the terms of the U.S. Offer, the Offerors reserve the right, at any time (1) to extend the period of time during which the U.S. Offer is open and thereby delay the purchase of Class B Shares and ADSs and payment for tendered Securities or (2) to amend the U.S. Offer in any respect, including to take into account the final terms of the Argentine Offer. If the Offerors extend the U.S. Offer, the Offerors will announce such extension in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of the U.S. Offer to Purchase. Any notice regarding the extension of the Argentine Offer will be given in accordance with CNV regulations.

The Offerors do not have the intention to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of TGS. The Offerors presently anticipate that following the consummation of the Offers, TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder and will maintain its listings on the New York Stock Exchange and on the Mercado de Valores de Buenos Aires, S.A. Following completion of the Offers, however, the number of Securities remaining in public circulation may decrease and the already small market for such securities may be even further reduced.

The procedures for tendering in the U.S. Offer differ depending on whether you hold ADSs representing rights to Class B Shares or Class B Shares directly.

Direct holders of Class B Shares who wish to tender all or part of their shares and whose shares are (i) registered under their name in the share registry of TGS kept by Caja de Valores or (ii) deposited in the collective deposit system of Caja de Valores through its financial intermediary, must follow the specific procedures contained in “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer” in the U.S. Offer to Purchase. Class B Shares held directly may not be tendered by a U.S. holder in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder’s account (cuenta comitente) at Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a financial intermediary (“Custodian”) with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration Time on the Expiration Date. Each holder of Class B Shares should consult with its Custodian as to whether there may be any delay in the issuance of the Tender Certificate (as defined in the U.S. Offer to Purchase) by Caja de Valores. The transfer of Class B Shares to the U.S. Tendered Class B Shares Account (as defined in the U.S. Offer to Purchase) (and the obtaining of the Tender Certificate) may take time. None of the Offerors, the U.S. Receiving Agent nor the Argentine Receiving Agent may provide direct holders of Class B Shares with a specific timeframe for performing these steps, and therefore each direct holder should start this procedure as soon as possible.

ADS holders may tender their ADSs through the U.S. Receiving Agent in accordance with the instructions set forth in “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer” in the U.S. Offer to Purchase and in the related Letter of Transmittal. As an alternative to participating in the U.S. Offer through the U.S. Receiving Agent, an ADS holder that is a U.S. holder may also (1) surrender its ADSs to the ADS depositary at 225 Liberty Street, 21st Floor, New York, New York, 10281 and (2) withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program to participate directly in the U.S. Offer as a holder of Class B Shares, in which case holders need to allow sufficient time to complete all required steps described in the U.S. Offer to Purchase and the Letter of Transmittal before the Expiration Time on the Expiration Date. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer” in the U.S. Offer to Purchase.

A beneficial owner of Class B Shares or ADSs registered in the name of a broker or other nominee must contact that entity if that beneficial owner desires to tender Class B Shares or ADSs and may be charged a fee or commission by that entity for tendering Class B Shares or ADSs in the U.S. Offer. Each beneficial owner of such securities should consult its broker or other nominee to determine what fees or commissions apply. A record owner of ADSs on the books of the ADS Depositary that tenders its ADSs in the U.S. Offer does not have to pay brokerage fees or similar expenses. See “INTRODUCTION” in the U.S. Offer to Purchase.

Holders that have tendered their Class B Shares or ADSs, as the case may be, may withdraw from the U.S. Offer, but they may do so only as described in “THE TENDER OFFER—Section 4. Withdrawal Rights” in the U.S. Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth in the U.S. Offer to Purchase and must specify the name of the person who tendered the Class B Shares or ADSs to be withdrawn and the number of Class B Shares or ADSs to be withdrawn and the name of the registered holder of Class B Shares or ADSs, if different from that of the person who tendered such Class B Shares or ADSs. If the Class B Shares or ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the U.S. Offer to Purchase) (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Class B Shares or ADSs. In addition, such notice must specify, in the case of Class B Shares or ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing Class B Shares or ADSs to be withdrawn or, in the case of Class B Shares or ADSs tendered by book-entry transfer, the name and number of the account at the Depository Trust Company (“DTC”) to be credited with the withdrawn Class B Shares or ADSs.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offerors, in their sole discretion, and their determination will be final and binding. Neither the Offerors nor any of their affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the U.S. Offer to Purchase and is incorporated into this announcement by reference.

The Offerors are also filing with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the U.S. Offer.

The U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Offerors to the record holders of ADSs and the U.S. resident record holders of Class B Shares whose names appear on the shareholder lists maintained by TGS, the list of record holders of ADSs maintained by The Bank of New York Mellon, as ADS depositary, and the security position listing of DTC, as the book-entry transfer facility for ADSs of TGS, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Class B Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. The Offerors will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the U.S. Offer materials to their customers. The Offerors will also mail the U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials to any registered or beneficial holder of Class B Shares and/or ADSs that requests a copy of the U.S. Offer materials.

The U.S. Offer to Purchase and the related Form of Acceptance and Letter of Transmittal contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the U.S. Offer.

Any questions or requests for assistance about how to participate in the U.S. Offer or to obtain additional copies of the U.S. Offer to Purchase may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. information agent
for the U.S. Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Class B Shareholders or ADS Holders Call Toll-Free: (888) 750-5834
Bankers and Brokers Call Collect: (212) 750-5833
December 30, 2016

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